Exhibit 99.4

CONSENT OF J.P. MORGAN SECURITIES LLC

The Board of Directors

HRG Group, Inc.

450 Park Avenue, 29th Floor

New York, NY 10022

The Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated February 24, 2018, to the board of directors of HRG Group, Inc. (“HRG”) included in Annex E to the joint proxy statement/prospectus relating to the proposed transaction involving HRG and Spectrum Brands Holdings, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 2 to the Registration Statement on Form S-4 of HRG (the “Registration Statement”), and (ii) references to such opinion letter under the headings “Summary – Opinion of HRG’s Financial Advisor,” “Risk Factors – Risks Related to the Merger,” “The Merger—Background of the Merger,” “The Merger – HRG’s Reasons for the Merger; Recommendation of the HRG Board of Directors,” “The Merger—Opinion of HRG’s Financial Advisor” and “The Merger—HRG Management’s Unaudited Prospective Financial Information.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

June 8, 2018